LEE ENTERPRISES, INCORPORATED
                               400 Putnam Building
                               215 N. Main Street
                            Davenport, IA 52801-1924



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                January 29, 1997



TO THE STOCKHOLDERS:

          The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held in the second floor conference room of the offices of the Company, 215 N. Main Street, Davenport, Iowa, on January 29, 1997, at 9:00 A.M., for the following purposes:

          (1) To elect three directors for terms of three years, and one director for a term of one year; and

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed December 2, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

          You are invited to attend this meeting; however, if you do not expect to attend in person you are urged to execute and return immediately the enclosed proxy, which is solicited by management. You may revoke your proxy and vote in person should you attend the meeting.


                                                 /s/ C. D. Waterman III
                                                 -------------------------------
                                                 C. D. Waterman III, Secretary

Davenport, Iowa
December 27, 1996

                          LEE ENTERPRISES, INCORPORATED
                       1997 ANNUAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT


          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lee Enterprises, Incorporated (the "Company"), to be voted at the annual meeting of the stockholders of the Company to be held on Wednesday, January 29, 1997, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

          The principal executive offices of the Company are located at 400 Putnam Building, 215 N. Main Street, Davenport, Iowa 52801. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about December 27, 1996, together with a copy of the Company's Annual Report for the fiscal year ended September 30, 1996.


                                VOTING PROCEDURES

          Stockholders of record at the close of business on December 2, 1996 will be entitled to vote at the meeting or any adjournment thereof. As of December 2, 1996, there were 34,555,576 shares of Common Stock and 12,455,186 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the meeting; each share of Class B Common Stock is entitled to ten votes at the meeting.

          The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the annual meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the annual meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock is required to act on any other matter properly brought before the meeting.

          Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote, and will have no effect on the vote, in respect to that matter.

          In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the annual meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors as more fully set forth in this Proxy Statement. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon such matters according to their judgment.

          Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date or by voting in person at the annual meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

          Three directors are to be elected at the annual meeting to hold office for three year terms expiring at the annual meeting of stockholders in 2000, and one director is to be elected for a one year term expiring at the annual meeting of stockholders in 1998. Each of the individuals named below is a nominee of the Nominating Committee of the Board of Directors; each is presently a director whose current term expires January 29, 1997.

          Proxies will be voted for the election of these nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as management may select. Information about the nominees and directors continuing in office is set forth below:

                       NOMINEES FOR ELECTION AS DIRECTORS


                    Principal                               Proposed   Director
Nominee             Occupation                        Age     Term      Since
------------------  -----------------------           ---   ---------  --------

J. P. Guerin        Investor (1)(3)                    67    3 years     1985
                                                              (2000)

Charles E.          Chairman of the Board,             68    3 years     1990
Rickershauser, Jr.  PS Group Holdings, Inc. (3)(4)            (2000)

Mark Vittert        Investor (2)(4)                    48    3 years     1986
                                                              (2000)

Richard W.          Consultant and Retired             73     1 year     1982
Sonnenfeldt         Chief Executive Officer                   (1998)
                    of NAPP Systems Inc. (3)



                         DIRECTORS CONTINUING IN OFFICE



                    Principal                      Remaining  Director
Director            Occupation               Age     Term      Since
--------            ------------------       ---   ---------  --------

Rance E.            President, Crain         58    2 years     1990
Crain               Communications (2)             (1999)

Richard D.          President and Chief      54    2 years     1986
Gottlieb            Executive Officer (1)          (1999)

Phyllis             Retired (2)(4)           66    2 years     1977
Sewell                                             (1999)

Andrew E. Newman    Chairman and CEO,        52    1 year      1991
                    Race Rock Interna-             (1998)
                    tional (2)

Ronald L.           Vice President-          58    1 year      1986
Rickman             Newspapers                     (1998)

Lloyd G.            Chairman of the          70    1 year      1959
Schermer            Board (1)                      (1998)



(1)  Member of Executive Committee
(2)  Member of Executive Compensation Committee
(3)  Member of Audit Committee
(4)  Member of Nominating Committee

          Mr. Guerin is Vice-Chairman of Daily Journal Company, Los Angeles, CA and Vice-Chairman of PS Group Holdings, Inc., San Diego, CA and Chairman of Tapestry Films and Mitchum Securities Corp., Los Angeles, CA.

          Mr. Rickershauser is Chairman of the Board of PS Group Holdings, Inc., San Diego, CA. He is also a director of City National Corporation and of The Vons Companies, Inc., Los Angeles, CA.

          Mr. Vittert is a private investor and a director of PremiumWear, Minneapolis, MN and Dave & Buster's Inc., Dallas, TX.

          From September 1, 1987 to September 28, 1990, Mr. Sonnenfeldt held the position of Chairman of the Board and Chief Executive Officer of NAPP Systems Inc., a subsidiary of the Company. He is a management consultant and a director of Solar Outdoor Lighting Co., Stuart, FL.

          Mr.  Crain  is  the  President   and   Editorial   Director  of  Crain
Communications, a diversified publishing company with its principal offices in Chicago, IL.

          For more than the past 5 years, Mr. Gottlieb has been President and Chief Executive Officer of the Company.

          Until July, 1988, Mrs. Sewell was a Senior Vice President of Federated Department Stores. Mrs. Sewell is also a director of Pitney Bowes Inc., Stamford, CT and SYSCO Corporation, Houston, TX.

          Mr. Newman is Chairman and CEO of Race Rock International, St. Louis, MO. He was Chairman of Edison Brothers Stores, Inc., until April, 1995. He is a director of Dave & Buster's Inc., Dallas, TX; and Sigma-Aldrich Corporation, St. Louis, MO. On November 3, 1995, Edison Brothers Stores, Inc. filed a petition for reorganization under Chapter XI of the United States Bankruptcy Code in Wilmington, Delaware. Further proceedings are still pending.

          For  more  than  the  past  5  years,   Mr.   Rickman  has  been  Vice
President-Newspapers of the Company.

          For more than the past 5 years, Mr. Schermer has been Chairman of the Board of the Company.

          DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Company's Board of Directors met 4 times in fiscal 1996.

          The Company's Audit Committee met 3 times in fiscal 1996; its functions are to review the scope, timing and other considerations relative to the independent auditors' annual examination of financial statements, and the adequacy of internal control and the internal audit functions; and to evaluate the performance of external and internal auditors and the Company's accounting and financial departments. In addition, the Committee reviews professional services provided by the Company's independent auditors, in general, prior to rendering of such services, and the possible effect of any nonaudit-related services upon the independence of the Company's independent auditors.

          The Company's Nominating Committee met one time in fiscal year 1996; its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees. The Nominating Committee will consider nominees recommended by the stockholders. Recommendations should be sent to Charles E. Rickershauser, Jr., Chairman, Nominating Committee, c/o the Company, at the address shown on the cover of this Proxy Statement.

          The Company's Executive Compensation Committee met 1 time in fiscal 1996; its functions are to administer the Company's Retirement Account and Supplementary Benefit Plans, and the 1990 Long Term Incentive Plan; to establish salary ranges and salaries, bonus formulae and bonuses, and participation in other benefit plans or programs, for elected officers; to review employment terminations involving payment to any individual in excess of $150,000, and to approve employment contracts for executives extending beyond one year; and to approve the position description, performance standards and Key Result Areas for Bonus Criteria for the Chief Executive Officer of the Company and to measure his performance thereunder. In addition, the Committee recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than elected officers.

          No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 1996.

                            COMPENSATION OF DIRECTORS

          No Company employee receives any remuneration for acting as a director. In fiscal 1996 Messrs. Newman, Vittert, Crain, Rickershauser, Guerin, Schermer and Sonnenfeldt and Mrs. Sewell were paid a $24,400 annual retainer, $1,000 for each Board meeting attended and $700 for each Committee meeting attended. Committee chairmen were also paid $3,000 extra as an annual retainer for acting as such. Mr. Schermer received an additional stipend of $50,000 for his services as Chairman of the Board. Directors engaged to provide consultative services are compensated at the rate of $1,500 per diem. The Company in fiscal 1996 also paid to Mr. Sonnenfeldt $60,000 for consultative services rendered to the Company and its subsidiary, NAPP Systems Inc. No other non-employee director was paid additional compensation for consultative services in fiscal 1996.

          The Board of Directors has authorized non-employee directors, prior to the beginning of any Company fiscal year, to elect to defer receipt of all or any part of compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a "rabbi trust" established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

          In February, 1996 the stockholders of the Company adopted the Stock Plan for Non-Employee Directors. Under the plan, non-employee directors receive an annual grant of 500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company.

          The Company also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by directors.

                 EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF

          The following table sets forth information as of December 2, 1996 as to each person known by the Company to own beneficially more than five (5%) percent of the Common Stock or Class B Common Stock of the Company.

                                           Percent        Class B      Percent
Beneficial Owner           Common Stock    of Class     Common Stock   of Class
--------------------------------------------------------------------------------

Journal Limited             3,048,760        8.82%          - -           - -
 Partnership
4230 So. 33rd Street
Lincoln, NE  68506

Harris Associates, Inc.     2,626,870        7.60%          - -           - -
Two North LaSalle St
Suite 500
Chicago, IL   60602

Reich & Tang                1,794,200        5.19%          - -           - -
Asset Management, L.P.
600 Fifth Avenue
8th Floor
New York, NY  10020

Lloyd G. Schermer (1)         634,528        1.84%       1,182,586      9.49%
c/o Lee Enterprises,
Incorporated
215 N. Main Street
Davenport, IA 52801

Betty A. Schermer (2)         462,872        1.34%       1,079,354      8.67%
c/o Lee Enterprises,
Incorporated
215 N. Main Street
Davenport, IA 52801

(1) Includes (i) 82,422 Common and 455,028 Class B Common shares owned by a trust as to which Lloyd G. Schermer retains sole voting and investment powers; (ii) 275,654 Common shares subject to acquisition within 60 days by the exercise of outstanding stock options; (iii) 9,924 Common and 30,210 Class B Common shares held by a charitable foundation as to which Lloyd G. Schermer has shared voting and investment power; (iv) 348,838 Class B Common shares held by a charitable trust as to which Lloyd G. Schermer has sole voting and shared investment power; and (v) 110,020 Common and 110,020 Class B Common shares held by a trust and 156,908 Common and 238,490 Class B Common shares held by a charitable trust as to which Lloyd G. Schermer shares voting and investment powers. Lloyd G. Schermer disclaims beneficial ownership of 276,452 Common and 727,558 Class B Common shares listed above, and of the Common and Class B Common shares beneficially owned by Betty A. Schermer listed above and described in footnote (2) below.

(2) Includes (i) 296,440 Common and 761,338 Class B Common shares owned by trusts under which Betty A. Schermer has sole voting and investment powers;
     (ii) 156,508 Common and 238,490 Class B Common shares owned by a charitable trust as to which Betty A. Schermer shares voting and investment powers, but disclaims all beneficial ownership; and (iii) 9,924 Common and 30,210 Class B Common shares held by a charitable foundation as to which Betty A. Schermer has shared voting and investment power, but disclaims all beneficial ownership. Betty A. Schermer also disclaims beneficial ownership of all Common and Class B Common shares beneficially owned by Lloyd G. Schermer listed and described in footnote (1) above.

          The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of December 2, 1996 by each director, each of the named executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group:

Name and
Address of                                                    Percent          Class B Common            Percent
Beneficial Owner                    Common Stock              of class             Stock                 of class
-----------------------------------------------------------------------------------------------------------------

Larry L. Bloom  (2)                      26,600                      *                    --                 --
1021 Carriage Place Drive
Bettendorf, IA  52722

Rance E. Crain                            4,226                      *                    --                 --
220 E. 42nd Street
Room 930
New York, NY  10017

Richard D. Gottlieb  (1)(2)             532,514                   1.54%              125,505                1.01%
11 Deer Hill Road
Pleasant Valley, IA 52767

J. P. Guerin  (1)                           500                     *                106,814                  *
355 S. Grand Ave.
34th Floor
Los Angeles, CA  90071-1560

Andrew E. Newman                          2,500                     *                    --                  --
501 N. Broadway
St. Louis, MO  63102

Charles E.                                2,500                     *                    --                  --
Rickershauser, Jr.
355 S. Grand Ave.
34th Floor
Los Angeles, CA  90071-1560

Ronald L. Rickman  (2)                  299,664                     *                79,746                   *
3265 Woodcrest Drive
Bettendorf, IA  52722

Lloyd G. Schermer  (1)(2)               930,968                  2.69%            1,993,240               16.00%
c/o Lee Enterprises,
 Incorporated
400 Putnam Building
215 N. Main Street
Davenport, IA  52801

Gary N. Schmedding  (1)(2)              195,540                     *                 9,064                   *
5743 Lewis Court
Bettendorf, IA  52722

Phyllis Sewell                            2,400                     *                 2,900                   *
7716 Pinemeadow
Cincinnati, OH  45224

Richard W. Sonnenfeldt                    2,300                     *                   200                   *
4 Secor Drive
Port Washington, NY 11050

Greg Veon (1)(2)                         59,719                     *                 5,804                    *
3621 Cedarwood Court
Bettendorf, IA  52722

Mark Vittert                              2,500                     *                    --                  --
750 S. Price Road
Ladue, MO  63124

All present executive
officers and directors
as a group (16).                      2,129,269                   6.07%          2,323,677                 18.66%

* Less than one (1%) percent of the class.

(1) The following directors and officers disclaim beneficial ownership of the following shares, included above, not owned personally by them or held for their benefit: Schermer, 572,892 Common Stock, 1,538,212 Class B Common Stock; Gottlieb, 28,072 Common Stock, 37,930 Class B Common Stock; Guerin, 2,850 Class B Common Stock; Schmedding, 540 Common Stock; and Veon, 400 Common Stock.

(2) This table includes the following shares of common stock subject to acquisition within 60 days by the exercise of outstanding stock options:
     Schermer, 275,654; Gottlieb, 444,506; Rickman, 240,376; Schmedding, 165,252; Bloom, 19,900 and Veon, 47,440 Common Stock.



                       COMPENSATION OF EXECUTIVE OFFICERS

          The following tables and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal year ended September 30, 1996 to the chief executive officer of the Company and to each of the four other most highly compensated executive officers of the Company.

                           Summary Compensation Table

                                      Annual Compensation                       Long Term Compensation  (1)

                                                                                Awards                    Payouts

  (a)                               (b)      (c)        (d)             (e)        (f)            (g)        (h)          (i)

                                                                       Other                                               All
Name and                                                               Annual   Restricted                                Other
Principal                                                             Compen-      Stock         Stock       LTIP        Compen-
Position                            Year   Salary($)  Bonus($)        sation($)  Awards($)     Options(#)  Payouts($)    sation($)
                                                                        (3)        (4)                        (6)           (7)
----------------------------------------------------------------------------------------------------------------------------------
Richard D. Gottlieb                 1996    $510,000 $ 153,000         $5,000    $  60,200       20,000      116,350     $  75,323
  President and                     1995     460,000   360,000          5,000      112,000       47,906(5)   541,420        94,092
  Chief Executive Officer           1994     421,000   315,750              0       96,600       40,000      478,827       165,302

Ronald L. Rickman                   1996     320,000   102,400          5,000       32,250       10,000       79,431        46,692
  Vice-President-Newspapers         1995     304,400   188,728          5,000       60,000       20,000      351,948        55,194
                                    1994     289,920   176,851              0       51,750       20,000(5)   341,750       100,994

Gary N. Schmedding                  1996     265,000    58,300          5,000       32,250       10,000       50,344        34,899
Vice-President-Broadcast            1995     237,900   198,667          5,000       60,000       20,000      169,791        48,463
                                    1994     220,240   165,180              0       51,750       20,000(5)   242,098       107,623

Larry L. Bloom (2)                  1996     235,000    77,550          4,000       21,500        7,500        15,663       33,620
Vice President - Finance            1995     216,300   141,802          2,500       40,000       15,000          0          39,126
And Chief Financial                 1994     206,000   136,240         72,087       34,500       15,000          0          31,728
 Officer

Greg Veon (2)                       1996     175,100    52,530              0       21,500        7,500       27,029        23,514
Vice President - Marketing          1995     140,000   117,600              0       20,000        3,000      109,086        27,166

(1) The Executive Compensation Committee of the Company meets following the conclusion of the Company's fiscal year to determine among other things, the amount of the annual bonus to be awarded and the long term compensation grants to be made, if any, for the fiscal year just concluded.

     The Summary Compensation Table includes the value of shares of restricted stock and the number of stock option shares granted by the Executive Compensation Committee under the Company's 1990 Long Term Incentive Plan in each of the years indicated for the corresponding fiscal year.


(2) Mr. Bloom joined the Company in May, 1993. Mr. Bloom was paid additional compensation in 1994 in accordance with the Company's Relocation Policy to compensate him for certain costs and expenses incurred in connection with his relocation to the Company's corporate office. Mr. Veon became an executive officer of the Company in November, 1995.

(3)  Represents   matching   payments   made  by  the   Company  to   charitable
     organizations designated by the executive officer.

(4) The amounts shown represent shares of restricted stock in the following amounts granted to the named individuals in 1994, 1995 and 1996, respectively: Mr. Gottlieb, 5,600, 5,600 and 2,800 shares; Mr. Rickman, 3,000, 3,000 and 1,500 shares; Mr. Schmedding, 3,000, 3,000 and 1,500 shares; Mr. Bloom, 2,000, 2,000 and 1,000 shares; and Mr. Veon, 600, 1,000 and 1,000 shares. The restricted stock awarded in 1994, 1995 and 1996 will vest on the third anniversary of the grant date. Holders of restricted stock are entitled to receive all cash dividends paid in respect thereof during the restricted period. At September 30, 1996, the number and market value of shares of restricted stock (including those awarded in October, 1996 but excluding those shares described in paragraph (6)(b) below) held by each of the named executive officers were as follows: Mr. Gottlieb, 14,000 shares ($320,250); Mr. Rickman, 7,500 shares ($171,563); Mr.
     Schmedding,  7,500 shares  ($171,563);  Mr. Bloom, 5,000 shares ($114,375);
     and Mr. Veon 3,864 ($88,389).

(5) Includes replacement (reload) options awarded at exercise of non-qualified options with payment made with restricted stock to the following executive officers: (a) 1993: Mr. Rickman 7,000 shares; and Mr. Schmedding, 5,400 shares; (b) 1995: Mr. Gottlieb 7,906 shares.

(6) The amounts shown represent the aggregate of (a) cash distributions to the named individuals under the Company's 1990 Long Term Incentive Plan in 1994, and 1995 in lieu of awards for the three year performance cycles ending in those years; (b) the value at September 30, 1996 of restricted stock awarded in November, 1993 and vesting in November, 1996 for Mr. Gottlieb ($116,350), Mr. Rickman ($79,431), Mr. Schmedding ($50,344), Mr.
     Bloom, ($15,663) and Mr. Veon ($27,029); and (c) payments in 1994 and 1995 to distribute accrued deferred compensation account balances at September 30, 1994 and 1995 payable under the phaseout of the 1962 Deferred Compensation Unit Plan which was (discontinued in 1989). The 1994 and 1995 deferred compensation distributions, respectively, to the named executive officers and included in column (h) were as follows: Mr. Gottlieb, $15,270 and 310,751; Mr. Rickman, $25,991 and 230,234; Mr. Schmedding, $26,473 and
     76,299 and Mr. Veon $91,596 in 1995.

(7) The amounts shown represent contributions by the Company on behalf of the named individuals to the Company's Retirement Account Plan and Supplemental Retirement Account, which as to the named executive officers in 1996 were as follows: Mr. Gottlieb, $75,323; Mr. Rickman, $46,692; Mr. Schmedding, $34,899; Mr. Bloom, $33,620 and Mr. Veon, $23,514.

                        Option Grants In Last Fiscal Year
                                Individual Grants

       (a)                  (b)       (c)       (d)            (e)        (f)

                                  % of Total
                                    Options                              Grant
                         Options  Granted to                             Date
      Name               Granted  Employees   Exercise                  Present
                                      In       Price        Expiration  Value($)
                           (1)   Fiscal Year  ($/SH)           Date        (2)
--------------------------------------------------------------------------------

Richard D. Gottlieb      20,000     17.1%    $  21.50        8-Nov-06   $122,600

Ronald L. Rickman        10,000      8.6%       21.50        8-Nov-06     61,300

Gary N. Schmedding       10,000      8.6%       21.50        8-Nov-06     61,300

Larry L. Bloom            7,500      6.4%       21.50        8-Nov-06     45,975

Greg Veon                 7,500      6.4%       21.50        8-Nov-06     45,975


(1) The options granted to the named individuals were determined by the Executive Compensation Committee following review of each individual's performance in fiscal year 1996, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company's 1990 Long Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to have the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price by delivering previously awarded restricted stock or previously owned Common Stock. The limitations accompanying the restricted stock remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

(2) The "grant date present value" is a hypothetical value determined under the Black-Scholes Option Pricing Model. It is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The Company's stock options are not transferrable, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables such as the volatility of the Company's stock price and prevailing interest rates, so there is no assurance that an individual will actually realize the option values presented in this table.

(3) Replacement (reload) option awarded at exercise of a non-qualified option with payment made with restricted stock. The exercise price of the replacement option is the closing market price of the Company's Common Stock on the award date, and the replacement option has a term equal to the remaining term of the option exercised.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year End Option Values

(a)                        (b)       (c)          (d)               (e)
                                                                   Value of
                                                Number of        Unexercised
                                               Unexercised      In-the-Money
                        Shares       Value      Options at       Options at
                      Acquired On  Realized     FY End (#)       FY End ($)
Name                  Exercise (#)   ($)       Exercisable/     Exercisable/
                                              Unexercisable    Unexercisable
                         (1)         (2)            (3)             (4)
----------------------------------------------------------------------------

Richard D. Gottlieb      20,000    $192,500       406,266        $3,748,912
                                                  102,240           422,900

Ronald L. Rickman        16,000     154,000       218,696         1,974,570
                                                   53,680           229,050

Gary N. Schmedding            0           0       147,092         1,377,268
                                                   50,160           204,850

Larry L. Bloom                0           0         9,140            64,025
                                                   34,760           133,975

 Greg Veon                4,000      38,500        43,140           413,555
                                                   17,200            52,813


(1) All options are for Common Stock and were granted under the Company's 1982 Incentive Stock Option Plan or the 1990 Long Term Incentive Plan.

(2) Market value of underlying securities at exercise date minus the exercise price.

(3) Options granted under the Company's 1990 Long Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown includes those granted by the Executive Compensation Committee in November, 1996 for the fiscal year just concluded.

(4) Market value of underlying securities at September 30, 1996 ($22.875), minus the exercise price.


Long Term Incentive Plans - Awards in Last Fiscal Year

          The Executive Compensation Committee decided in January, 1993 to cancel, as to executive officers of the Company, outstanding performance units awarded for three year performance cycles ending in 1993 and 1994. The Committee recognized that such termination would have an adverse financial impact for the Company's executive officers, and determined in November, 1993 and 1994 to pay each executive officer, in cash, a discretionary amount equal to one-half of the value of performance units earned at the end of the 1993 and 1994 cycles. Each executive officer named in the Summary Compensation Table (except Messrs. Bloom and Veon, who were not affected by the Committee's decision) received payment in cash, the amount of which is shown in column (h) of the Table.

          The Committee further determined in November, 1992 not to make any performance unit awards in future fiscal years under the Company's Long Term Incentive Plan. The Committee made its decisions after careful examination of the Plan, the award of performance units thereunder, and the relationship between award performance and the compensation objectives of the Committee for executive officers of the Company. The Committee does not intend to make performance unit awards during fiscal year 1997.

Pension Plans

          Under the Company's Retirement Account and Supplementary Benefit Plans, the Company matches employee contributions up to 5% of employee compensation and, in addition, contributes 6.2% of a participant's total compensation plus an additional 5.7% of such compensation in excess of $62,700. These retirement plans are defined contribution plans and were adopted in 1980 to replace the Company's Pension Plan, a defined benefit plan. The Company and employee contributions are invested and the total amount standing to each employee's credit is paid following his or her retirement. The amounts credited in fiscal 1996 under the Retirement Account and Supplementary Benefit Plans to the accounts of the persons listed in the Summary Compensation Table were as follows: Mr. Gottlieb, $75,323; Mr. Rickman, $46,692; Mr. Schmedding, $34,899; Mr. Bloom, $33,620; and Mr. Veon, $23,514.

          The Company's Pension Plan was superseded in 1980 by the Retirement Account Plan. Annual benefits under the Pension Plan payable upon retirement at age 65 to the individuals listed in the Summary Compensation Table are as follows: Mr. Gottlieb, none; Mr. Rickman, $11,574; Mr. Schmedding, $1,376; Mr. Bloom, none; and Mr. Veon, $328.


Executive Agreements

          The Company is obliged under written agreements to pay to Messrs. Gottlieb, Rickman, and Schmedding a multiple of three times the executive officer's base salary in the event of termination of his employment without cause. The Company decided in 1991 not to enter into such agreements in the future with its executive officers.

                      1991      1992      1993      1994      1995      1996
                    ---------------------------------------------------------

Lee                 $100.00   $144.71   $145.75   $164.25   $211.39   $227.73
S&P Publishing/
  Newspapers-Index  $100.00    118.86    121.48    122.22    149.80    194.38
S&P 500             $100.00    111.05    125.49    130.11    168.81    203.13

Performance Presentation

          The following graph compares the yearly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor's (S &
P) 500 Stock Index, and the S & P Publishing/Newspapers Index, in each case for the five years ending September 30, 1996. Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer's share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

          The (S & P) 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S & P Publishing/Newspapers Index, which is also weighted by market capitalization, includes the following six publishing companies: Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company, Dow Jones & Company, Inc. and Tribune Company.

Report of the Executive Compensation Committee of the Board of Directors on Executive Compensation

The Committee

          The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of four independent outside directors. No executive officer of the Company is a member of the board of directors of any company with which a member of the Committee is affiliated. The Board of Directors has delegated to the Committee the authority to review, consider and determine the compensation of the Company's executive officers and other key executive employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.

Compensation Policies

          The Committee operates on the principle that the compensation of the Company's executive management, including its Chief Executive Officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies but should not be at the top of any range derived from such comparisons. The Committee also follows a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises, units or functions over which they exercise significant management responsibility. The Committee's policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company's annual and long term performance goals, reward strong corporate performance, and recognize individual initiative and achievements. The Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking management's and stockholders' interests in the enhancement of stockholder value.

          The Company's executive compensation program is comprised of three elements: (1) base salary; (2) annual incentive bonus; and (3) long term incentive compensation.


Base Salary

          Salary levels for executive management are set so as to reflect the duties and level of responsibilities inherent in the position, and to reflect competitive conditions in the lines of business in which the Company is engaged in the geographic areas where services are being performed. Comparative salaries paid by other companies in the industries and locations where the Company does business are considered in establishing the salary for a given position. The Company participates annually in the Towers Perrin Media Industry Compensation Survey (the "Towers Survey"), which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to place fully competent and highly performing executives at or above the median level of compensation, as reported annually in the Towers Survey.

          The Towers Survey provides annual compensation analyses for executives in the media industry based on revenues, industry segments including publishing and broadcasting, and market type and size. The statistical information, including revenues and compensation levels, provided by survey participants is utilized by the Towers Survey to develop statistical equations based on revenues, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of the executive management of media companies with profiles comparable to that of the Company. Base salaries for executives named in the Summary Compensation Table are reviewed annually by the Committee taking into account the competitive level of pay as reflected in the Towers Survey. In setting base salaries, the Committee also considers a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job. Base salaries were increased in 1996 for executive management by 4.9% on a composite basis. The Committee believes the base salary levels are reasonable and necessary to retain these key employees.


Annual Incentive Bonus Program

          The purpose of the annual incentive bonus program is to motivate and reward executive management so that they consistently achieve specific financial targets, and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the Committee annually in conjunction with its review of the Company's strategic and operating plans. A target bonus level, stated as a percent of year-end salary, is established for each member of the executive management team, other than executive officers, by the executive officer exercising responsibility over an enterprise unit or function. For executive officers other than the Chief Executive Officer, the bonus level and achievement targets are determined by the Chief Executive Officer and approved by the Committee. Similarly, the Committee determines the annual bonus opportunity and performance objectives of the Chief Executive Officer. While the annual incentive bonus awards for executives other than the Chief Executive Officer are generally approved upon the recommendation of the Chief Executive Officer, the Committee retains the right to adjust the recommended bonus awards to reflect its evaluation of the Company's overall performance.

Long Term Incentive Plan

          Under the Company's Long Term Incentive Plan, the Committee is authorized, in its discretion, to grant stock options, restricted stock awards, and performance units payable in cash or restricted stock of the Company, in such proportions and upon such terms and conditions as the Committee may determine. The Committee meets following the end of each year to evaluate the performance of the Company for the preceding fiscal year and determine the annual incentive bonus and long term incentive awards of executive management of the Company, for the fiscal year just ended. In October, 1996 the Committee made the following determinations with respect to long term compensation for the Company's executive management.


Performance Unit Awards

          As noted above, performance unit awards made in 1990 and 1991 for the three year cycles ending in 1993 and 1994 were cancelled, as to executive officers, by the Committee in January, 1993. The Committee agreed to permit completion of the three year cycles and related performance unit awards previously made for persons other than executive officers, but made no performance unit awards for the three year cycles commencing in fiscal years 1993 and 1994. The Committee has considered and will continue to consider, in addition to objective performance criteria, certain non-quantitative factors including the accomplishment of specific goals established by the Board of Directors and the Committee in connection with long term compensation to executive officers for 1996 and succeeding years.

Stock Option Grants

          The number of stock options granted to each executive officer in 1996 was determined by dividing a specified dollar amount for the grant by a hypothetical fair market value of the stock option as of the grant date, based upon the Black-Scholes Option Pricing Model. The more responsible the executive officer's position, the greater the dollar amount of the grant. All stock options granted have an exercise price equal to the fair market value of the Common Stock at time of grant. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long term value for shareholders, the Committee provided that these stock options generally vest in specified portions over a three year period.


Restricted Stock Awards

          In November, 1996, the Committee granted to executive officers and other key employees awards of restricted stock, which represent shares of the Common Stock and which the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. The number of shares of restricted stock awarded is generally determined by dividing a specified dollar amount for the target award by the fair market value of the Company's Common Stock on the date such awards are approved. The number of shares then determined is reviewed by the Committee and may be increased or decreased to reflect a number of criteria including, but not limited to, the Company's past operating performance, the individual executive's role in accomplishment of the Company's operating objectives, and that individual's potential for long term growth and contribution to the Company's strategic objectives. Restricted stock awards are also intended to increase the ownership of executives in the Company, through which the value of long term stockholder ownership and growth can be enhanced.

Compliance with Internal Revenue Code Section 162(m)

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers in any taxable year beginning on or after January 1, 1994. Performance-based compensation and payments in respect of binding obligations entered into prior to February 17, 1993 are not subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with section 162(m).

Compensation of Chief Executive Officer

          The Committee determined the 1996 base salary for the Company's Chief Executive Officer, Richard D. Gottlieb, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. The annual bonus paid to Mr. Gottlieb for 1996 was based upon a subjective evaluation of the performance of the Company in relation to past years and the performance of comparable media companies, and to a lesser extent, his accomplishment of certain non-financial performance objectives. Consistent with the philosophy expressed above, the Committee reduced the bonus awarded in 1996 because the Company did not achieve its planned performance targets. In making that evaluation, the Committee did note the favorable performance of the Company overall and in several categories in relation to peer group companies for the current and past three years.

          The Committee made long term compensation awards of stock options and restricted stock to Mr. Gottlieb in 1996 by applying the same criteria described for the determination of such awards to other executive officers of the Company. The Committee did not consider past stock options and restricted stock grants to Mr. Gottlieb in determining the amount of his 1996 grants. The Committee did consider the 1996 performance of the Company, as more particularly described above, in the final determination of such grants.




Executive Compensation Committee Participation

          The current members of the Executive Compensation Committee are Phyllis Sewell, Chairman, Mark Vittert, Rance E. Crain and Andrew E. Newman.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

          The firm of McGladrey & Pullen, LLP, Certified Public Accountants, has been designated by the Board of Directors of the Company to audit the financial statements of the Company, its divisions and subsidiaries, for the fiscal year to end September 30, 1997. Said firm has audited the Company's accounts since 1960 and is considered to be well qualified.

          Representatives of McGladrey & Pullen will be present at the 1997 annual meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

          Proposals of stockholders with regard to nominees for the Board of Directors or other matters intended to be presented at the 1998 annual meeting of the Company must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by August 15, 1997.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock or Class B Common Stock to file initial reports of ownership and reports of changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company's 1996 fiscal year.

          Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied.

                                  OTHER MATTERS

          The Management of the Company knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

          The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone or telegraph. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount which it is estimated will not exceed $7,000 plus expenses.


                                           /s/ Richard D. Gottlieb
                                           -------------------------------------
                                           RICHARD D. GOTTLIEB
                                           President and Chief Executive Officer

                          LEE ENTERPRISES, INCORPORATED
                   PROXY FOR ANNUAL MEETING--JANUARY 29, 1997

            COMBINED PROXY FOR COMMON STOCK AND CLASS B COMMON STOCK

          Lloyd G. Schermer and Richard D. Gottlieb, or either of them, each with power of substitution, are authorized to vote all shares of Common Stock and Class B Common Stock which the undersigned is entitled to vote at the annual meeting of stockholders of Lee Enterprises, Incorporated to be held January 29, 1997 and at any adjournment thereof, on the following matters.

          Management recommends a vote FOR:

1.   ELECTION OF DIRECTORS


          FOR all nominees listed below (except as marked to the contrary below).

          WITHHOLD AUTHORITY to vote for all nominees listed below.



    Nominee                                      Term

    J. P. Guerin                                3 years
    Charles E. Richershauser, Jr.               3 years
    Mark Vittert                                3 years
    Richard W. Sonnenfeldt                      1 year


2. In their discretion, upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED BY MANAGEMENT. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, PROXIES WILL BE VOTED FOR ITEM 1 AND IN THE DISCRETION OF MANAGEMENT IN CONNECTION WITH ITEM 2.


DATED: __________________, 199_.        ________________________________________
                                        Signature


                                        ________________________________________
                                        Signature



(PLEASE sign exactly as your name appears hereon. Executors, administrators, trustees, custodians, etc. should give full title. If shares are registered in joint names, each owner should sign.)